SureWest Declares Final Quarterly Cash Dividend

Action Consistent With Company's Growth Strategy

ROSEVILLE, Calif., April 16 /PRNewswire-FirstCall/ -- Leading independent communications holding company SureWest Communications (Nasdaq: SURW) announced that consistent with its growth strategy, its board of directors has decided that, effective with the second quarter's dividend distribution, the company will cease paying quarterly dividends to facilitate reinvestment in the company. The final quarterly cash dividend of $0.25 per share is payable June 16, 2008 to shareholders of record at the close of business on May 15, 2008. SureWest has approximately 11,000 shareholders, who in the aggregate hold approximately 14 million shares.

Steve Oldham, SureWest's president and chief executive officer, said, "SureWest has a solid capital structure and is well positioned for future growth. While ceasing dividend payments on our common shares was a decision the board did not make lightly, we believe it is in the best interest of the company and its shareholders as we pursue our growth strategy. Over the long-term, we expect that shareholders will receive a higher return on capital by our reinvesting in the company than they would receive from dividend payments. We look forward to continuing our innovation and providing our customers the very best in communications services."

SureWest has been actively transforming into a full-service, integrated communications provider focused on offering advanced telephone, Internet and television services over a superior IP-based fiber-to-the-home broadband network in the Sacramento area and an advanced hybrid fiber-coax network in Kansas City. Among SureWest's many advanced offerings are 50 HD channels, a multi-stream HD digital video recorder and one of the fastest residential Internet service available anywhere in the United States.

	Amount	Payable Date	Record Date
Regular Cash	$0.25	06-16-2008	05-15-2008

About SureWest Communications

SureWest Communications (http://www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves under the SureWest and Everest brands. Headquartered in Northern California for more than 90 years, SureWest's bundled residential and commercial offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. Its fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. In the greater Kansas City region, Everest (http://www.everestkc.com) is a network-based residential and commercial provider of voice, digital video and high-speed Internet services.

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the Sacramento, California Metropolitan and greater Kansas City Metropolitan areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

Contact:	Ron Rogers
916-746-3123
r.rogers@surewest.com

SOURCE	SureWest Communications